UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2015

Date of Report (Date of earliest event reported)

Green Hygienics Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-153510	26-2801338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#4 – 690 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P5

(Address of Principal Executive Offices) (Zip Code)

1(888)700-4796

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In conjunction with the appointment of the Company’s new management, the Company has entered into the construction and management of Cannabis production facilities. The model facility is a special use building of approximately 20,000 square feet, with approximately 400 lights producing 100 lbs per week using a proprietary aeroponics growing system. On the construction and management the company uses a cost plus billing system to the licence holder, the company enters into a percentage of ongoing revenue agreement with the license holder equal to its equity investment predicted to be 10 to 20%. The combination of specialty construction methods and materials with the company’s proprietary aeroponics growing system builds out a typical facility at approximately half the cost of traditional construction methods while producing twice the yield when compared to peat based growing techniques, while providing a mold and pest free environment for the highest quality medical use marijuana.

Item 1.02 Termination of a Material Definitive Agreement

On January 16, 2014 Company entered into an Option to Purchase twelve wind turbine electrical generators (2.05MW each) of which the Company has the option to acquire for $190,000 per turbine for a total option obligation of $2,280,000. The Option Holder has not provided the information required under the Option to Purchase and the Company has decided not to proceed on this option.

On November 14, 2013, the Company entered into a financing agreement with Aartha USA Inc. to finance the commercialisation of a new type of battery, the “Bion Battery”. By February 11, 2014, the Company had invested $98,800 into the agreement. On June 2, 2015 the Company decided not to proceed on this option and not exercise the Options.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement of a Registrant

The Company has entered into three Settlement Agreements with its Creditors:

1.

On July 31, 2014, the Company entered into a Settlement Agreement with David Ashby an officer of the Company. Mr. Ashby is owed $70,774. The Company agreed to secure this obligation by issuing to Mr. Ashby a Promissory Note which has a term of 6 months, has an interest rate of 5%, and if unpaid after 6 months is secured by a conversion provision which allows the holder of the promissory note to convert the amount owed under the promissory note into common shares of the Company at the rate of three times par value.

2.

On April 16, 2015, the Company entered into a Settlement Agreement with David Harris an investor into the Company. Mr. Harris is owed $189,150. The Company agreed to secure this obligation by issuing to Mr. Harris a Promissory Note which has a term of 6 months, has an interest rate of 5%, and if unpaid after 6 months is secured by a conversion provision which allows the holder of the promissory note to convert the amount owed under the promissory note into common shares of the Company at the rate of ten times par value.

3.

On April 16, 2015, the Company entered into a Settlement Agreement with Zircon Ventures Inc., an investor into the Company. Zircon Ventures Inc. is owed $145,000. The Company agreed to secure this obligation by issuing to Zircon Ventures Inc. a Promissory Note which has a term of 6 months, has an interest rate of 5%, and if unpaid after 6 months is secured by a conversion provision which allows the holder of the promissory note to convert the amount owed under the promissory note into common shares of the Company at the rate of ten times par value.

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Item 3.03 Material Modification of Rights of Security Holders

On June 1, 2015, the Company completed a 200 to 1 reverse stock split. The issued and outstanding number of shares post roll back is 58,846. The Company’s stock symbol is currently GRYND. 20 business days after the roll back, the Company’s stock symbol will return to GRYN.

Item 5.01 Change of Control of Registrant

On April 16, 2015, Wilderness Custom Exteriors Ltd., a construction company from Kelowna, British Columbia, specializing in the construction of marijuana growing operations, acquired the $189,150 Promissory Note from Mr. David Harris, and acquired the $145,000 Promissory Note from Zircon Ventures Inc.(hereinafter collectively referred to as the Notes.) On June 2, 2015, the Company received instructions from Wilderness Custom Exteriors Ltd. to accept as payment in full of the Notes including accrued interest, by issuing 30,000,000 shares of common stock. On June 3, 2015, the Company issued 15,000,000 shares of common stock to Wilderness Custom Exteriors Ltd. and 15,000,000 shares of common stock to Richard Powell, a businessman located in Kelowna, British Columbia.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2015, the Company accepted the resignation of David Ashby as President of the Company. Mr. Ashby remains a director of the Company. On June 3, 2015, the Company accepted the appointment of:

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Mr. Rick Powell as Chief Executive Officer and Director of the Company. Mr. Powell, 51 years of age has for the last 25 years, worked in the Cannabis industry in British Columbia Canada developing and perfecting new commercial growing techniques. Mr Powell has been an industry leader creating new strains, growing technologies and by- products from the Cannabis plant.

•

Mr. Jim Loseth as Chief Operating Officer and Director of the Company. Mr. Loseth, 50 years of age has for the last 25 years, owned and operated Wilderness Custom Exteriors Ltd., a British Columbia based construction company. Mr. Loseth and Mr. Powell have worked together over the last 25 years bringing new construction methods and technology to the Cannabis industry.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN HYGIENTICS HOLDINGS, INC.

Dated: June 8, 2015	By:	/s/ David Ashby
David Ashby,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board

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